Exhibit 99.1

NEWS

FOREST OIL CORPORATION

707 17th STREET, SUITE 3600

DENVER, COLORADO 80202

FOR IMMEDIATE RELEASE

SABINE OIL & GAS AND FOREST OIL COMPLETE ALL-STOCK

BUSINESS COMBINATION

•	Sabine to own 73.5% of the combined company, as previously announced, with voting power capped at 49.9%

•	Revised transaction terms require no refinancing of Forest and Sabine outstanding bonds, reducing transaction costs and interest expense by more than $100 million over the next three years

•	The combined company will have in excess of $480 million of liquidity at closing

•	Complementary acreage positions create an upstream industry leader in East Texas

HOUSTON, TEXAS and DENVER, COLORADO – December 16, 2014 – Sabine Oil & Gas LLC (“Sabine”) and Forest Oil Corporation (“Forest”) announced that they have closed today the previously reported all-stock business combination on a revised basis.

The combined entity intends to change its name to Sabine Oil & Gas Corporation, and is expected to be one of the upstream industry’s largest operators and lease holders in East Texas, benefiting from management expertise, streamlined operations and economies of scale. The combination also results in core positions in the Eagle Ford, North Louisiana Haynesville and Granite Wash that provide optionality for development and monetization.

David Sambrooks, the combined company’s President and CEO, commented:

“Since we announced the combination in May 2014, market dynamics have changed considerably but the logic for combining these two complementary companies has not. Today’s closing will create a strong platform for growth and bring stability and upside opportunity to stockholders of the combined company. The combined asset portfolio creates one of the upstream industry’s largest East Texas players, while generating operating synergies, economies of scale and optimized capital allocation.”

Patrick McDonald, Forest’s President and CEO, commented:

“This combination, as revised, is clearly in the best interest of Forest and its shareholders, and we are very pleased to have completed it.”

Revised Transaction Terms

At closing, the owners of Sabine (the “Sabine Investor Entities”) contributed their interests in Sabine to Forest, in exchange for common stock and non-voting convertible preferred stock of Forest representing an aggregate 73.5% economic interest in the combined company. Existing Forest common shareholders retained their Forest shares, which now represent, in the aggregate, a 26.5% economic interest in the combined company. Under the revised terms, the Sabine Investor Entities’ will hold approximately 40% of the voting power of the combined company (with Forest’s existing shareholders retaining approximately 60% of the voting power). The preferred stock issued to the Sabine Investor Entities will not be convertible to the extent conversion would cause the combined voting power of the Sabine Investor Entities to exceed 49.9% of the outstanding voting power of the company. The combined entity will be headquartered in Houston, Texas.

Revised Transaction Financing

In connection with the combination, the existing Sabine and Forest revolving credit agreements will be refinanced with a new reserve-based lending credit agreement (the “RBL Revolver”) at the combined company level. The RBL Revolver will have a borrowing base of $1 billion at closing. In addition, the combined company expects to incur an additional $50 million of second lien term loans under its existing second lien term loan facility in connection with the closing. Under the revised transaction terms, no change of control will result under the indentures governing Forest’s and Sabine’s outstanding bonds or Sabine’s second lien term loan, all of which will remain outstanding after closing. The RBL Revolver, the second lien term loan facility and the outstanding Forest and Sabine bonds will reside at the surviving company in the combination. As a result of the revised transaction terms, the $850 million of bridge commitments previously obtained to finance the repurchase of the Forest bonds under the prior transaction terms are no longer necessary. The combined company will save at least $100 million in transaction costs and interest expenses over the next three years by leaving the Forest bonds outstanding.

Board and Management Structure

The combined company’s board will initially consist of two existing Forest directors, Patrick McDonald and Dod Fraser and five former Sabine directors approved by the Forest board: David Sambrooks, who will serve as Chairman, Duane Radtke, who will serve as Lead Director, Alex Krueger, Brooks Shughart and John Yearwood as directors. Tom Chewning will join the combined company’s board at closing as an independent director and Chairman of the Audit Committee.

Mr. Chewning has over 40 years of executive and financial experience. He served as President and Chief Executive Officer of Dominion Energy, a subsidiary of Dominion Resources, from 1995 to 1999, and then as Chief Financial Officer of Dominion Resources from 1999 until his retirement in 2009.

The combined company will be led by David Sambrooks, President and Chief Executive Officer, Todd Levesque, Executive Vice President and Chief Operating Officer and Michael Magilton, Senior Vice President and Chief Financial Officer. Mr. Magilton will join the company on

January 1, 2015 following completion of his tenure as Vice President, Finance & Treasurer at Quantum Resources Management, which he joined in 2011. Prior to Quantum, he served as a Vice President with private equity firm Aurora Capital Group. Full biographies for Messrs. Chewning and Magilton are included below.

Complementary Assets

In addition to a top-tier 207,000 net acreage position in East Texas, the combination of assets is expected to create a 65,000 net acreage position in the Eagle Ford as well a position in the Haynesville in North Louisiana and a highly economic liquids rich position in the Granite Wash. The complementary nature of Sabine and Forest’s assets should present considerable opportunities to generate savings through operating synergies, economies of scale, and optimized capital allocation.

The combined company will have estimated proved reserves of 1.4 trillion cubic feet equivalent (71% gas) (as of September 30, 2014), and estimated daily production of approximately 305 million cubic feet equivalent (66% gas) for 2014.

The combined company has multiple opportunities to de-lever its balance sheet through an optimized capital program and accretive divestments. As an example of action already taken, Forest closed the divestment of its Arkoma Basin assets on December 15, 2014, receiving cash proceeds of approximately $184 million after closing adjustments. This sale represented an 8.1x multiple of trailing twelve month cashflow. The combined company plans to explore additional divestment opportunities to further improve the balance sheet.

NYSE Listing Status

Forest has been informed by the New York Stock Exchange that trading in its common stock will be suspended immediately and is being delisted due to the company’s failure to meet the requirements for continued listing. David Sambrooks commented: “We are committed to having the common stock listed on an active exchange and we expect to seek relisting on an exchange as soon as we meet the listing requirements.” Prior to qualifying for a new listing, the common stock is expected to immediately trade in the OTCQB market under a new ticker symbol.

About Sabine

Sabine Oil & Gas LLC is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States. Sabine’s current operations are principally located in Cotton Valley Sand and Haynesville Shale in East Texas, the Eagle Ford Shale in South Texas, and the Granite Wash in the Texas Panhandle. For more information about Sabine, please visit its website at www.sabineoil.com.

About Forest Oil

Forest Oil Corporation is engaged in the acquisition, production, exploration, and development of natural gas and liquids in the United States. Forest’s principal reserves and producing properties are located in East Texas, the Eagle Ford in South Texas and Louisiana. For more information about Forest Oil, please visit its website at www.forestoil.com.

Biographies for Thomas Chewning and Michael Magilton

Thomas Chewning – Director

Mr. Chewning has over 40 years of experience in a variety of businesses, with tenures as chief executive officer and chief financial officer. He began his career as a commercial lending officer and executive in the commercial banking industry, and served as President of Air Van Lines, Inc. Mr. Chewning joined Dominion Resources, Inc. in 1987 where he held a variety of financial positions with the company’s operating subsidiaries. From 1995-1999 he held the positions of President and Chief Executive Officer of Dominion Energy, a Dominion Resources subsidiary, and led Dominion’s acquisition and development of its oil and gas properties. In 1999, Mr. Chewning was named Chief Financial Officer of Dominion Resources, a position he held until his retirement in 2009. Mr. Chewning received a Bachelor of Arts degree in History from the University of North Carolina at Chapel Hill and his MBA from the Wharton School of Finance.

Michael Magilton - Senior Vice President and Chief Financial Officer

Mr. Magilton is completing his tenure as Vice President, Finance & Treasurer of Quantum Resources Management, which he joined in 2011. He previously served as a Vice President with Aurora Capital Group from 2007 to 2010 and prior to that held positions in private equity with Wellspring Capital Management and First Reserve Corporation. Mr. Magilton began his career as an investment banking analyst with Banc of America Securities and Morgan Stanley. Mr. Magilton graduated with a Bachelor of Science degree in Business Administration from Creighton University, with a double major in International Business and Finance, and obtained his MBA from Harvard Business School.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements concerning the proposed transactions, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Forest Oil Corporation. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of Forest Oil Corporation to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by Forest Oil Corporation from time to time, including Forest Oil Corporation’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including amendments to the foregoing. The forward-looking statements included in this document are made only as of the date hereof. Neither Forest Oil Corporation nor Sabine Oil & Gas LLC undertakes any obligation to update the forward-looking statements included in this document to reflect subsequent events or circumstances.

Investor and media contacts:

David Sambrooks

Sabine Oil and Gas

832-242-9600

Ash Spiegelberg

Brunswick Group

214-254-3790